Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-172864) of MagnaChip Semiconductor Corporation of our report dated February 1, 2011, except for the effects of the conversion to a corporation as described in note 27(B), as to which the date is March 10, 2011, relating to the consolidated financial statements of MagnaChip Semiconductor Corporation, successor to MagnaChip Semiconductor LLC, and subsidiaries, and of our report dated March 13, 2010, except for Note 28, condensed consolidating financial information, as to which the date is August 4, 2010, relating to the consolidated financial statements of MagnaChip Semiconductor LLC and subsidiaries, which appear in this Form 10-K.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

March 18, 2011